This Announcement contains inside information as defined in Article 7 of the Market Abuse Regulation No. 596/2014 (“MAR”). Upon the publication of this Announcement, this inside information is now considered to be in the public domain.

TRANSGLOBE ENERGY CORPORATION ANNOUNCES AN

UPDATE TO ITS 2020 HEDGE PROGRAM

AIM & TSX: “TGL” & NASDAQ: “TGA”

Calgary, Alberta, April 9, 2020 – TransGlobe Energy Corporation (“TransGlobe” or the “Company”) announces an update to its oil hedge position for 2020. All dollar values are expressed in US dollars unless otherwise stated.

HEDGING UPDATE

TransGlobe continues to review its price exposure in the current crude oil price environment and has entered into additional 2020 hedges to provide further downside protection against a protracted near-term, low price environment.

The Company entered into costless Dated Brent collars for its remaining unhedged forecasted 2020 Egypt entitlement oil production.  An additional 800,000 bbls (100,000 bbls monthly from May-December) have been price-protected with a purchased put of $30.00 and a sold call of $40.70.

Open Hedge Positions as of April 8, 2020:

Dated Brent	Q2’20	Q3’20	Q4’20
Three Way Collar (Mbbls)	150	150	150
Sold Call ($/bbl)	70.00	70.00	70.00
Bought Put ($/bbl)	54.00	54.00	54.00
Sold Put ($/bbl)	46.50	45.00	45.00
Three Way Collar (Mbbls)	75
Sold Call ($/bbl)	72.70
Bought Put ($/bbl)	55.00
Sold Put ($/bbl)	45.00
Collars (Mbbls)	200	300	300
Sold Call ($/bbl)	40.70	40.70	40.70
Bought Put ($/bbl)	30.00	30.00	30.00
Total Hedged Volume (Mbbls)	425	450	450

Randy Neely, President and Chief Executive Officer, commented:

“Our decisive action taken at the outset of the OPEC+ production agreement dissolution and rapid expansion of the economic impacts of COVID-19, first to reduce 2020 capital by over 80%, followed swiftly by a ~35% reduction in continuing G&A expenses, will significantly contribute to the near-term financial health of the Company.  We have now continued with these deliberate actions by conservatively protecting the bottom-most price bounds of our remaining unhedged production for 2020.  While the Company will continue to seek further efficiencies, this hedging program, combined with our earlier actions to preserve cash, now allows us to begin focusing on the recovery beyond 2020 and opportunities that may lie ahead.”

About TransGlobe

TransGlobe Energy Corporation is a cash flow focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

Advisory on Forward-Looking Information and Statements

Certain statements included in this news release constitute forward-looking statements or forward-looking information under applicable securities legislation. Such forward-looking statements or information are provided for the purpose of providing information about management's current expectations and plans relating to the future. Readers are cautioned that reliance on such information may not be appropriate for other purposes. Forward-looking statements or information typically contain statements with words such as "anticipate", "believe", "expect", "plan", "intend", "estimate", "may", "will", "would" or similar words suggesting future outcomes or statements regarding an outlook. In particular, forward-looking information and statements contained in this document include, but are not limited to; production guidance for 2020, expectations relating to the liquidity of the Company for the next twelve months; and other matters.

Forward-looking statements or information are based on a number of factors and assumptions which have been used to develop such statements and information but which may prove to be incorrect. Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Many factors could cause TransGlobe's actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransGlobe.

For further information, please contact:
TransGlobe Energy	Via FTI Consulting
Randy Neely, President and Chief Executive Officer
Eddie Ok, Chief Financial Officer

Canaccord Genuity (Nomad & Sole Broker)	+44 (0) 20 7523 8000
Henry Fitzgerald-O'Connor
James Asensio

FTI Consulting (Financial PR)	+44 (0) 20 3727 1000
Ben Brewerton	transglobeenergy@fticonsulting.com
Genevieve Ryan

Tailwind Associates (Investor Relations)
Darren Engels	darren@tailwindassociates.ca http://www.tailwindassociates.ca +1 403.618.8035 investor.relations@trans-globe.com http://www.trans-globe.com +1 403.264.9888